EXHIBIT 10.1

TP&T (TOR Processing & Trade) B.V.

O. Karasch

Our reference	:	ZR/HM/AG/Offer 07-03-09
Tel.-number	:	(038) 428 77 00
Date	:	March 9, 2007
Subject	:	Financing offer

Dear Dr. Karasch,

With pleasure I herewith send you the financing offer concerning your financing application of EUR 1,100,000.00 for the financing of the expansion of your working capital.

This proposal has been based upon our conversation held earlier.  Might you have any questions please contact me or Houkje van der Meer.

You receive the financing offer in duplicate. One copy for yourself and the other copy must, after completing the required data and having it signed by the authorized persons, be returned to us.

A closer specification of the financing can be found in "further explanation financing offer".

If the general meeting of shareholders takes or has taken (a) decision(s) concerning the representative authority in case of contradictory importance between the company and a director you have to communicate that to us directly after reception of this letter.  In that case we will need a copy of this or these decision(s) in writing.

After reception of the signed proposal I will contact you concerning the further fulfillment of the financing-agreement.

Kind regards,

Arjan Gosker

Senior consultant Business Relations

Attachments:

•         General conditions for current accounts of the Rabobank 2004

•         General Bank conditions

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Financing Proposal to:

TP&T (TOR Processing & Trade) B.V.

Dr. O. Karasch

Burg.Moslaan 13

8051 CP Hattem

Financing of EUR 1,100,000.00 consists of:

Credit on current account of EUR 1,100,000.00

Repaid is

Credit on current account of EUR 650,000.00 account-number 1046.65.262

Main points of the credit on current account EUR 1,100,000.00

Interest:	Variable, at the moment 7.05%
Credit interest	Over a credit balance on the current account interest is paid by the bank, the height of which depends on the height of the amount on your account
Duration:	Till December 31, 2009, after which the financing will be reconsidered.
The credit provision	1 % per year over the credit maximum per quarter afterwards
Transfer of payments	Transaction-dependent tariff
Starting date	March 20, 2007

Treatment costs	EUR 2,500.00

Closer agreements
Handing in of:
Annual report:	each year before the 1st of June
Pawning lists	Per month

Validity	The financing offer is valid till the 16th of March 2007

The financing offer is written in more detail below.

Credit in current account of Euro 1,100,000.00

The cooperative Rabobank Zwolle U.A., established in Zwolle hereafter called Bank supplies credit (severally) to, and the Bank apprehends a current account for that matter for:

TP&T (TOR Processing & Trade) B.V.

Established in Rotterdam

Trade register number H050683840000

The credit is administered at the Bank on account Number 1046.65.262 at name of TP&T (TOR Processing & Trade) B.V.

The debit interest is:

The Rabobank base rate, with a minimum however of 3%, raised with a rise of now 2.8%-point.  The Rabobank base rate amounts to now 4.25% per year. So the debit interest amounts to now 7.05% per year, to be paid per quarter retrospectively.

The Rabobank base rate and the rise can always be changed by the Bank.  Modification of the Rabobank base rate has no influence on the earlier mentioned minimum interest.

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For calculation of the debit interest the number of days of a calendar month is put on the correct number of days and that of a calendar year on 360 days.  The Bank is authorized to change the interest calculation method.

The credit commission is 1% per year and is calculated over the credit maximum. The amount is charged per quarter retrospectively.  The Bank is authorized to change the credit commission, the calculation method and the calculation period.

Over a credit balance on the current account interest is paid. The interest is compensated for over the average credit cash balance for a certain period. This cash balance is determined by dividing the total of the daily credit cash balance by the number of calendar days of the concerning period. This cash balance is divided according to underneath overview in balance disks, after which the amount in each balance disk is calculated based upon the interest belonging to that concerning disk.

Balance disk	(part of) of average credit cash balance	interest compensation on an annual basis
1	up to 10.000, - -	0.00% (base rate)
2	of 10.000, - - up to 40.000, - -	0.00% (disk interest 1)
3	as from 40.000, - -	0.25% (disk interest 2)

For the calculation of the credit interest the number of days of a calendar month and that of a calendar year are put on the correct number of days.  The interest is calculated afterwards and added after the settlement period.

If to this end to the judgment of the Bank reason exists, the Bank can modify the mentioned calculation method and/or interest tariffs.

For the payments on the current account the conditions of operation-tied tariff are applicable (TGT). This means that no turnover commission is calculated but an amount per transaction. The Bank calculates no currency due dates for inland transactions.

Credit can be exclusively used for the financing of your company-activities.

Also the credit availability can be used to give guarantees and/or letters of credit or taking fixed advances. When guarantees or letters of credit are put or fixed advances are taken, the credit is restricted with the height and the duration of this.

Treatment costs:

The treatment costs are Euro 2.500,-- and are charged once only with the providing of the credit.

Further agreements:

For the offered financing also under-mentioned agreements are valid:

The Bank receives from you:

•         A copy of your annual report as soon as possible after the ending of the financial year, but no later than the 1st of July of the next year.

•         Pawn lists of claims (open A/R) per month and moreover upon the first request of the bank

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We assume that all your banking activities, among which the payments, are made via the Bank.

We would be pleased to inform you further about our other bank services.

The Bank will make at a pre-recorded commencing date of the credit the money available if all terms of the Bank are met.  You have to inform the Bank at the latest 1 week before the pre-recorded date if the real commencing date of the credit differs from the pre-recorded commencing date of the credit

You grant authorization to the Bank to charge your account for everything the Bank can charge on account of the financing.  You are obliged to ensure for a sufficient cash balance on this account.

You allow the bank, according to closer agreements, to ask for financial data at your accountant and ask him/her questions about these data.

All rights, powers and obligations for the Bank coming from the loan agreement and the on it applicable conditions can severally be exercised by - respectively be made in force towards - the RabohypotheekBank N.V., established in Amsterdam, on behalf of which company the Bank also as plenipotentiary signs this financing proposal.

On loan(s) and respectively current account(s) - as far as not otherwise agreed upon - the following is applicable:

•         the general conditions for business loans of the Rabobankorganisatie 2001;

•         the general conditions for current account of the Rabobankorganisatie 2004;

To the relation with the Bank applies:

•         the general Bank conditions

You declare to have received these conditions and to be aware of the information.

Signature

If you would like to make use of this offer, please fill in the missing data in this financing offer. For you this means:

•         Sign one copy of this financing offer and return it before the 16th of March 2007

The Bank would like to draw your attention to the fact that you bind yourself towards the Bank by signing, according to the terms as mentioned in the financing offer and the further detailed information about it. The Bank can however only keep this agreement when the requested certainties are made and when all other terms are met.

Cooperative Rabobank Zwolle U.A.

Arjan Gosker

Senior Consultant Business Relations

	Rabobank Zwolle U.A.		TOR Processing & Trade B.V.

Signature:	s/s ARJAN GOSKER	Signature:	s/s OLAF KARASCH
	Arjan Gosker		Olaf Karasch

Date:	March 20, 2007	Date:	March 16, 2007

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